UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2025

PHATHOM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39094	82-4151574
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Campus Drive, Suite 102

Florham Park, New Jersey 07932

(Address of principal executive offices) (Zip Code)

(877) 742-8466

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHAT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

Effective April 1, 2025, Steven Basta was appointed as the Chief Executive Officer, President and as a Class I director of Phathom Pharmaceuticals, Inc. (the “Company”), replacing Terrie Curran who resigned as President and Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”) for personal reasons, effective March 31, 2025.

Mr. Basta, age 59, served as the Chief Executive Officer of SaNOtize Research and Development Corp., a company that develops and commercializes anti-infective therapies, from September 2023 until March 2025. From December 2020 until October 2022, Mr. Basta served as the Chief Executive Officer of Mahana Therapeutics, a privately held prescription digital therapeutic company. From September 2015 to March 2020, Mr. Basta served as President and Chief Executive Officer of Menlo Therapeutics, Inc. (which later became VYNE Therapeutics, Inc.), a publicly-traded biopharmaceutical company. He previously served as Chief Executive Officer of AlterG and BioForm Medical and its successor Merz Aesthetics. Mr. Basta has served as a director of VYNE Therapeutics since September 2015 and served as a director of the publicly held company Viveve Medical from 2018 until March 2023, including as Chairman of the Board beginning in January 2019. He has served as a director of DermBiont, Inc., a privately held pharmaceutical company, since March 2020. Mr. Basta received a B.A. from The Johns Hopkins University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

In connection with his appointment as Chief Executive Officer and President, Mr. Basta entered into an employment letter agreement with the Company, setting forth the terms of his employment. Mr. Basta’s initial annual base salary will be $700,000 and he will be eligible for an annual target bonus equal to 70% of his annual base salary. Mr. Basta will be eligible for a prorated annual bonus for 2025.

Regardless of the manner in which Mr. Basta’s employment terminates, he will be entitled to receive amounts previously earned during his term of employment, including unpaid salary and accrued but unused vacation. In addition, Mr. Basta will be entitled to certain severance benefits under his employment letter agreement, subject to his execution of a release of claims, returning of all company property, compliance with post-termination obligations and resignation from positions with us. Mr. Basta’s employment letter agreement provides for severance benefits for certain terminations that arise during and outside a change in control period (as defined below). Upon a termination without cause or resignation for good reason outside of the change in control period, Mr. Basta will be entitled to: (1) continuation of his base salary for 15 months (such applicable period, the “severance period”), (2) a lump sum equal to his target bonus for the year during which such termination occurs, (3) any unpaid annual bonus for the calendar year prior to the year in which his termination occurs, to the extent he is entitled to such bonus and if such bonus has not already been paid, (4) payment of the COBRA premiums for him and his eligible dependents until the earliest of (a) the end of the severance period, (b) expiration of his eligibility for continuation coverage under COBRA, or (c) the date he becomes eligible for health insurance coverage in connection with his new employment, (5) accelerated vesting of such portion of the stock options granted to him in connection with his commencement of employment as would have otherwise vested during the 15 months following his termination, and (6) an extension of the post-termination exercise period of the stock options granted to him in connection with his commencement of employment through the date that is 15 months following his termination. .

Upon a termination without cause or resignation for good reason that occurs during the period that is three months prior to or within 24 months after a change in control (such period, the “change in control period”), Mr. Basta will be entitled to all of the same severance benefits described above, except (1) the severance period is increased from 15 months to 24 months, (2) Mr. Basta will be entitled to a lump sum payment equal to 2 times his target bonus for the year during which such termination occurs, (3) Mr. Basta will be entitled to receive any unpaid annual bonus for the calendar year prior to the year in which his termination occurs, to the extent he is entitled to such bonus and if such bonus has not already been paid, and (4) all unvested and outstanding time-based equity awards will become fully vested on the later of the date his release of claims becomes effective or the date of the change in control. In addition, upon a termination by reason of death or disability, all time-based unvested and outstanding equity awards will become fully vested on the date of termination. All equity awards subject to performance-based vesting conditions will be governed by the terms of the applicable award agreement and equity plan under which such awards were granted.

To the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Basta than receiving the full amount of such payments.

Also in connection with his commencement of employment, the Company expects to grant to Mr. Basta, as soon as practicable following his commencement of employment, stock options to purchase 1,085,000 shares of the Company’s common stock. The stock options vest over a four year vesting schedule, with 25% of the stock options vesting on the first anniversary of Mr. Basta’s start date and the remaining stock options vesting in equal monthly installments thereafter, subject to Mr. Basta’s continued employment or service through the applicable vesting date. The stock options were granted under the Company’s 2025 Employment Inducement Incentive Award Plan (the “Inducement Plan”), as described below, and the stock options will have an exercise price equal to the closing price of the Company’s common stock on The Nasdaq Global Select Market on the date of grant. The Company will also grant to Mr. Basta 360,000 performance stock units, the vesting of which is tied to the achievement of specified stock price hurdles and a service-based requirement (the “Stock Price Hurdle PSUs”). The Company will also grant to Mr. Basta 180,000 performance stock units (at “target” performance levels, with the opportunity to earn up to 200% of the “target” number of units), the vesting of which is tied to the achievement of annual Company revenue targets over a three-year performance period ending December 31, 2027 and a service-based requirement (the “Revenue PSUs”). The Stock Price Hurdle PSUs and the Revenue PSUs will also be granted under the Inducement Plan and will be granted as soon as practicable following his commencement of employment but in no event prior to the date the Company files the Form S-8 registration statement with respect to the Inducement Plan.

In connection with Ms. Curran’s separation, we expect to enter into a separation agreement wherein we will provide Ms. Curran with the following severance benefits: (1) continuation of her base salary through June 30, 2026 (such applicable period, the “severance period”), (2) a lump sum equal to her target bonus for 2025, (3) payment of the COBRA premiums for her and her eligible dependents until the earliest of (a) the end of the severance period, (b) expiration of her eligibility for continuation coverage under COBRA, or (c) the date she becomes eligible for health insurance coverage in connection with her new employment, (4) accelerated vesting of such portion of the time-based awards granted to her as would have otherwise vested on or prior to June 30, 2026 (and full vesting of her restricted stock units otherwise scheduled to vest on or prior to July 14, 2026), and (5) an extension of the post-termination exercise period of her vested stock options through June 30, 2026. The separation agreement will include a release of claims in favor of the Company and the severance benefits will be subject to her continued compliance with post-termination restrictive covenants.

Adoption of 2025 Employment Inducement Incentive Award Plan

Effective March 30, 2025, the Board adopted the Inducement Plan and, subject to the adjustment provisions of the Inducement Plan, reserved 2,500,000 shares of the Company’s common stock for issuance pursuant to equity awards granted under the Inducement Plan.

The Inducement Plan was adopted without stockholder approval pursuant to the applicable Nasdaq Listing Rules. The Inducement Plan provides for the grant of equity-based awards, including nonstatutory stock options, restricted stock units, restricted stock, stock appreciation rights, performance shares and performance stock units, and its terms are substantially similar to the Company’s 2019 Incentive Award Plan, including with respect to treatment of equity awards in the event of a “merger” or “change in control” as defined under the Inducement Plan, but with such other terms and conditions intended to comply with the Nasdaq inducement award exception or to comply with the Nasdaq acquisition and merger exception.

In accordance with the Nasdaq Listing Rules, awards under the Inducement Plan may only be made to individuals not previously employees or non-employee directors of the Company (or following such individuals’ bona fide period of non-employment with the Company), as an inducement material to the individuals’ entry into employment with the Company or being rehired following a bona fide period of interruption of employment by the Company, or, to the extent permitted by the Nasdaq Listing Rules, in connection with a merger or acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHATHOM PHARMACEUTICALS, INC.

Date: April 1, 2025	By:	/s/ Molly Henderson
Molly Henderson
Chief Financial and Business Officer